UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2013

Southwest Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Oklahoma	001-34110	73-1136584
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

608 South Main Street, Stillwater, Oklahoma	74074
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 372-2230

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On January 23, 2013, Southwest Bancorp, Inc. (the “Company”) issued a press release reporting its results of operations and its financial condition for the year and quarter ended December 31, 2012. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On January 23, 2013, the Company reported that it will restate its financial statements for (i) the years ended December 31, 2010 and 2011, and (ii) the three quarters ending September 30, 2012.

The restatements relate to an error in the valuation analysis on the goodwill of the Company’s Bank of Kansas subsidiary.  A review of the valuation analysis resulted in a non-cash impairment of $5.6 million of goodwill at year-end 2010 that was not previously reported.  As a result of the reduction in goodwill at year-end 2010, the Company’s net income for 2010 is reduced by $5.6 million, from $17.0 million to $11.4 million.  Total assets and shareholders’ equity at December 31, 2010 will be reduced by $5.6 million to end at $2.8 billion and $372.2 million, respectively.  The effect of the prior period adjustments to total assets and shareholders’ equity will be reflected in the subsequent 2011 and 2012 Quarterly and Annual Reports.

The error noted above was discovered in connection with a review initiated by the Company.  The Company reached the decision to restate on January 22, 2013 following management’s presentation to the Audit Committee of the Company’s Board of Directors and the Company’s Board of Directors.  Management and the Audit Committee of the Company’s Board of Directors have discussed the matters contained in this Current Report with Ernst & Young LLP, the Company’s independent registered public accounting firm.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit 99.1:                      Press release dated January 23, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 23, 2013	Southwest Bancorp, Inc.

	By:	MARK W. FUNKE
	Name:	Mark W. Funke
	Title:	President and CEO

Exhibit Index

Exhibit No.	Description	Method of Filing

99.1	Press release dated January 23, 2013	Filed herewith electronically

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